MONDEE ANNOUNCES ACQUISITION OF LEADING AI COMPANY PURPLEGRIDS
Procuring Enterprise AI Platform Marks a Significant Advancement on Mondee’s AI Roadmap
AUSTIN, Texas--(BUSINESS WIRE)-- Mondee Holdings, Inc. (Nasdaq: MOND) (“Mondee” or the “Company”), the high-growth, travel technology company and marketplace with a portfolio of global platforms in the leisure and corporate travel sectors, has announced its acquisition of Purplegrids, a Silicon Valley based, cutting-edge AI company founded in 2017. This acquisition strengthens Mondee’s tech capabilities and showcases its commitment to vertically integrate AI across travel.
Mondee has been actively developing and implementing its next-generation AI platform, including the launch of Abhi, the only fully integrated solution in the travel market, encompassing conversational and expert-trained generative AI curated experiences, real-time travel booking and itinerary management. Mondee completed the acquisition on November 13th, in an all-share transaction, further strengthening its leadership in travel AI and widening Mondee’s first-mover advantage.
Purplegrids' innovative Enterprise AI platform uniquely integrates the advantages of Generative AI with private LLMs, Deep Learning and Computer Vision with diverse data sources, seamlessly blending them with native enterprise integration and business intelligence capabilities on a no-code/low-code framework for building next generation AI apps.
Purplegrids’ founders Joseph John and Shibi Sudhakaran, along with their team of elite AI professionals, will join Mondee. Joseph previously held leadership roles in Apple for over 12 years. Likewise, Shibi has an impressive technology background, boasting over two decades of expertise in AI/ML technologies and served in multiple leadership positions at PayPal and Sun Microsystems. Purplegrids' more than 50 team members bring valuable experience from some of the most innovative enterprise companies, including Google, Apple, Meta, PayPal, and Oracle.
“We are thrilled to welcome the entire Purplegrids team into the Mondee family. This is a game-changer for Mondee, as it significantly enhances the prowess of our AI vertically integrated travel platform and provides another boost to our first-mover advantage when it comes to AI in travel. It also accelerates our plan to infuse AI across all aspects of our business, beyond Abhi, the leading AI travel platform we have already launched,” said Prasad Gundumogula, CEO, Chairman, and Founder of Mondee.
Purplegrids’ Founder and CEO Joseph John, stated, “Our team is excited to join the Mondee family in unlocking the boundless potential of AI in travel. Having been part of Mondee’s AI journey for over a year, we recognize the immense value of Mondee’s unique travel ecosystem with both traveler-behavior and expert-curated data to train and evolve our AI models, enhancing Mondee’s AI leadership in the travel industry.”
For additional information, visit mondee.com.
ABOUT MONDEE
Established in 2011, Mondee is a travel technology company and a modern travel marketplace with its headquarters based in Austin, Texas. The company operates 17 offices across the United States and Canada and has core operations in India, Thailand, and Greece. Mondee is driving change in the leisure and corporate travel sectors through its broad array of innovative solutions. Available both as an app and through the web, the company’s platform processes over 50 million daily searches and generates a substantial transactional volume annually. Mondee Marketplace includes access to Abhi, the most powerful and only fully-integrated A.I. travel planning assistant in the market. Its network includes approximately 65,000 leisure travel advisors, freelancers and influencers, 500+ airlines, and over one million hotels and vacation rentals, 30K rental car pickup locations, 50+ cruise lines. The company also offers packaged solutions and ancillary offerings that serve a global customer base. On July 19, 2022, Mondee became publicly traded on the Nasdaq under the ticker symbol MOND. For further information, visit: mondee.com.
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